Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

November 2011 Performance Update

The Frontier Fund Supplement Dated November 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 Original

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 Original	November 30, 2011 MTD	November 30, 2011 YTD	NAV/Unit
Balanced Series-1	2.77%	-4.74%	$125.69
Balanced Series-1a	2.63%	-5.88%	$109.52
Berkeley/Graham/Tiverton Series-1	-3.12%	-17.97%	$90.62
Currency Series-1	0.56%	-12.10%	$69.52
Long/Short Commodity Series-1	-0.32%	3.26%	$137.06
Winton/Graham Series-1	-2.62%	-13.79%	$103.30
Winton Series-1	0.74%	2.91%	$138.97
Long Only Commodity Series-1	-0.36%	-7.40%	$87.14
Managed Futures Index Series-1	-1.21%	-9.20%	$107.11

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of November 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$43,737,043.25
Unrealized trading gain/(loss)	(37,584,325.94)
Less: commissions	(258,836.88)
Less: FCM fees	(117,505.31)
Foreign currency gain/(loss)	104,946.47
Interest income	28,110.58

Total Income	5,909,432.17
EXPENSES
Management fees	169,421.22
Incentive fees	92,633.16
Broker service fees	471,149.78

Total Expenses	733,204.16

Net Income (Loss)	$5,176,228.01

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	1,526,198.99537	$186,658,249.44	122.30
Current month additions	353.61186	44,940.83
Current month redemptions	(22,175.75842)	(2,799,577.88)
Net Income (loss) for current month		5,176,228.01

Net Asset Value, end of current month	1,504,376.84881	$189,079,840.40	125.69

	Monthly rate of return		2.77%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$725,319.02
Unrealized trading gain/(loss)	(618,472.60)
Less: commissions	(4,357.43)
Less: FCM fees	(1,976.41)
Foreign currency gain/(loss)	1,630.96
Interest income	3,036.02

Total Income	105,179.56
EXPENSES
Trading fees	6,866.21
Management fees	2,850.56
Incentive fees	1,448.16
Broker service fees	7,923.78

Total Expenses	19,088.71

Net Income (Loss)	$86,090.85

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	30,161.95916	$3,218,625.53	106.71
Current month additions	2.42598	268.89
Current month redemptions	(1,798.60553)	(198,491.16)
Net Income (loss) for current month		86,090.85

Net Asset Value, end of current month	28,365.77961	$3,106,494.11	109.52

	Monthly rate of return		2.63%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 1a

THE FRONTIER FUND BERKELEY/GRAHAM/TIVERTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(854,945.50)
Unrealized trading gain/(loss)	19,323.45
Less: commissions	(57,250.91)
Less: FCM fees	(22,597.88)
Foreign currency gain/(loss)	(8,179.83)
Interest income	11,801.44

Total Income	(911,849.23)
EXPENSES
Management fees	143,930.66
Incentive fees	—
Broker service fees	91,467.75

Total Expenses	235,398.41

Net Income (Loss)	$(1,147,247.64)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	400,154.01813	$37,429,127.02	93.54
Current month additions	41.39004	3,893.32
Current month redemptions	(7,209.01772)	(674,389.20)
Net Income (loss) for current month		(1,147,247.64)

Net Asset Value, end of current month	392,986.39045	$35,611,383.50	90.62

	Monthly rate of return		-3.12%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Berkeley/Graham/Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$—
Unrealized trading gain/(loss)	36,821.36
Less: FCM fees	(2,597.61)
Interest income	(237.38)

Total Income	33,986.37
EXPENSES
Management fees	—
Incentive fees	—
Broker service fees	10,577.28

Total Expenses	10,577.28

Net Income (Loss)	$23,409.09

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	62,438.46872	$4,316,539.22	69.13
Current month additions	65.35718	4,519.62
Current month redemptions	(1,438.25702)	(99,330.62)
Net Income (loss) for current month		23,409.09

Net Asset Value, end of current month	61,065.56888	$4,245,137.31	69.52

	Monthly rate of return		0.56%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(197,658.95)
Unrealized trading gain/(loss)	225,258.99
Less: commissions	(5,388.63)
Less: FCM fees	(4,803.26)
Foreign currency gain/(loss)	557.38
Interest income	12,306.82

Total Income	30,272.35
EXPENSES
Management fees	36,810.04
Incentive fees	(2,099.51)
Broker service fees	19,426.95

Total Expenses	54,137.48

Net Income (Loss)	$(23,865.13)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	61,824.10436	$8,500,949.06	137.50
Current month additions	23.99422	3,311.72
Current month redemptions	(8,905.54313)	(1,224,026.14)
Net Income (loss) for current month		(23,865.13)

Net Asset Value, end of current month	52,942.55545	$7,256,369.51	137.06

	Monthly rate of return		-0.32%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(488,409.28)
Unrealized trading gain/(loss)	(17,264.87)
Less: commissions	(15,102.58)
Less: FCM fees	(15,972.66)
Foreign currency gain/(loss)	(2,494.63)
Interest income	15,527.32

Total Income	(523,716.70)
EXPENSES
Management fees	79,883.57
Incentive fees	—
Broker service fees	64,485.95

Total Expenses	144,369.52

Net Income (Loss)	$(668,086.22)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	247,941.35623	$26,302,871.93	106.09
Current month additions	60.19827	6,535.59
Current month redemptions	(5,052.61301)	(543,593.05)
Net Income (loss) for current month		(668,086.22)

Net Asset Value, end of current month	242,948.94149	$25,097,728.25	103.30

	Monthly rate of return		-2.62%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton/Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$106,569.41
Unrealized trading gain/(loss)	337,989.09
Less: commissions	(2,280.92)
Less: FCM fees	(23,279.86)
Foreign currency gain/(loss)	(7,371.54)
Interest income	30,851.94

Total Income	442,478.12
EXPENSES
Management fees	67,071.12
Incentive fees	—
Broker service fees	94,258.83

Total Expenses	161,329.95

Net Income (Loss)	$281,148.17

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	274,847.59459	$37,916,335.04	137.95
Current month additions	133.49495	18,760.41
Current month redemptions	(2,232.98311)	(311,915.47)
Net Income (loss) for current month		281,148.17

Net Asset Value, end of current month	272,748.10643	$37,904,328.15	138.97

	Monthly rate of return		0.74%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,179.01)
Unrealized trading gain/(loss)	91.46
Less: commissions	—
Less: FCM fees	(326.75)
Foreign currency gain/(loss)	—
Interest income	882.53

Total Income	(531.77)
EXPENSES
Management fees	559.59
Incentive fees	—
Broker service fees	886.25

Total Expenses	1,445.84

Net Income (Loss)	$(1,977.61)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	6,317.66054	$552,528.03	87.46
Current month additions	0.94002	81.98
Current month redemptions	(309.28624)	(26,970.15)
Net Income (loss) for current month		(1,977.61)

Net Asset Value, end of current month	6,009.31432	$523,662.25	87.14

	Monthly rate of return		-0.36%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(739.84)
Unrealized trading gain/(loss)	(2,240.31)
Less: commissions	(64.79)
Less: FCM fees	(207.11)
Foreign currency gain/(loss)	(193.32)
Interest income	628.02

Total Income	(2,817.35)
EXPENSES
Management fees	574.86
Incentive fees	—
Broker service fees	554.82

Total Expenses	1,129.68

Net Income (Loss)	$(3,947.03)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	3,144.91393	$341,002.37	108.43
Current month additions	—	—
Current month redemptions	(84.46771)	(9,236.78)
Net Income (loss) for current month		(3,947.03)

Net Asset Value, end of current month	3,060.44622	$327,818.56	107.11

	Monthly rate of return		-1.21%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Managed Futures Index Series 1